Exhibit 99.1

CIMG Inc. Announces that Maca Beverages Has Been Awarded the 2024 China Annual Most Innovative New Consumer Brand Award

Beijing, China, January 15, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that Maca Noli , a beverage product of CIMG, has been awarded the 2024 China Annual Most Innovative New Consumer Brand Award, which is presented by iiMedia Research, a third-party data mining and analysis firm in the global new economy industry.

Maca Noli is the first plant-based energy drink launched by CIMG. Maca Noli’s ingredients include plant extracts such as maca and Noni which help relieve physical fatigue, and enhancing immunity. Maca Noli is ideal for people who pursue safe, healthy, and natural food.

Maca Noli beverages has been sold through multiple channels such as Lawson convenience stores in the following areas in People’s Republic of China: the city of Beijing, the city of Tianjin, and the Hebei Province, through certain USmile PetroChina stores, and certain vending machines. The Maca Noli beverages sales area includes multiple regions such as North China and South China.

Ms. Jianshang Wang, the Chairwoman of the Board of Directors and Chief Executive Officer of CIMG, commented: “The award presented by iiMedia Research is a recognition of Maca Beverages and the company’s business. In the future, the company will continue to integrate resources, optimize business development, enhance company performance, and create greater value for shareholders through new strategies.”

About CIMG Inc.

CIMG Inc. is a digital marketing, sales and distribution company for various consumer products with focuses on food and beverages. Dedicated to reshaping the digital marketing and distribution with technological applications, the Company endeavors to create greater commercial value for its business partners and therefore enhance its own enterprise value and shareholders’ value of their stake in the Company. The Company has a professional branding and marketing management system, which can quickly help partnering enterprises achieve their connection, management, and operation of marketing channels globally.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech